SECURITIES AND EXCHANGE COMMISSION
                         	Washington, D.C.  20549

                                	FORM 8-K

                             	CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                             	March 25, 1998

                          	ROYAL OAK MINES INC.
	         ------------------------------------------------------
         	(Exact name of registrant as specified in its charter)

                     	Commission File Number 1-4350

ONTARIO, CANADA                           	98-0160821
-------------------------------            -------------------------------
(State or other jurisdiction of 	       			(I.R.S. Employer Identification
incorporation or organization)	  		       	No.)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland,  Washington
U.S.A.                                    	98033
----------------------------------------   -----------------
(Address of principal executive offices)			(Postal/Zip Code)

(425) 822-8992
----------------------------------------
Registrant's telephone number, including area code

Item 5.   Other Events

On March 25, 1998, the Registrant issued the following press release:

[Royal Oak Mines Inc. Press Release Letterhead]

                 	FOR IMMEDIATE RELEASE FROM KIRKLAND

                           	March 25, 1998


            	Royal Oak Obtains US$120 Million of Financing
                      Kemess Mine to be Completed


Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today that it has obtained US$120 million to refinance and fund the completion of the Company's Kemess Mine. The financing is in the form of Senior Secured Notes arranged by Trilon Financial Corporation of Toronto, Ontario and is subject to various approvals and completion of customary documentation.

Margaret K. Witte, President and Chief Executive Officer of Royal Oak, said, "We welcome Trilon's financial assistance, which will enable us to complete the development of the Kemess Mine. We are pleased to be working with a financial group with substantial experience in the Canadian mining industry."

The debt issue will enable Royal Oak to overcome its short-term liquidity problems. The net proceeds will be used to complete the construction of the Company's Kemess gold-copper project in north central British Columbia; repay the Company's existing US$44 million Senior Secured Notes; and provide sufficient working capital through project start-up. The transaction is expected to close in mid-April.

Construction of the Kemess Mine is over 92% complete. The Kemess property hosts a total resource of approximately 6.1 million ounces of gold. The average annual life-of-mine production is expected to be approximately 250,000 ounces of gold at an estimated cash cost of US$128 per ounce, net of copper credits at current prices.

For further information contact:  		or in Europe contact:

Mr. J. Graham Eacott			            	Mr. David Williamson
Vice-President, Investor Relations 	David Williamson Associates Limited
Royal Oak Mines			                		International Investor Relations
5501 Lakeview Drive	             			15 St. Helen's Place, 3rd Floor
Kirkland, WA 98033-7314	          		London, England  EC3A 6DE
Telephone:	(425) 822-8992		        	Telephone:	011-44-171-628-3989
Facsimile:	(425) 822-3552        			Facsimile:	011-44-171-920-0563

            Internet site: http://www.royal-oak-mines.com

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         ROYAL OAK MINES INC.


Date:	March 25, 1998			                		By: /s/ James H. Wood
 		                                      -----------------------
                                         James H. Wood
 	                                       Chief Financial Officer